EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Global Hires Brad Lakhia as Chief Financial Officer

Strengthens Leadership Bench with More than 25 Years of Diverse Financial Expertise

Carmel, Ind. – Apr. 17, 2023 – KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, today announced the company has named Brad Lakhia EVP and Chief Financial Officer. Lakhia will be responsible for leading all financial and reporting functions across KAR, as well as investor relations and the company’s capital investment strategy. Lakhia also joins KAR’s executive committee and will report to KAR Global CEO Peter Kelly.

“We are committed to delivering the very best possible results for both our customers and our stockholders,” said Peter Kelly, CEO of KAR. “Brad is a skilled financial operator who thrives in a data-rich environment—a great fit and advantage as KAR extends our leadership as a digital marketplace company. He’ll bring a bold, strategic voice to our management team while deepening our culture of collaboration and accountability to further drive performance. And his diverse expertise and experiences will help inform and advance our investment priorities and strategy as we continue to simplify our business.”

Lakhia brings more than 25 years of experience including treasury, financial planning and analysis, business development, mergers and acquisitions, and operational finance within large and complex companies. Most recently, he served as VP Finance, Americas for The Goodyear Tire & Rubber Company, the company’s largest business unit representing over $10 billion in revenue, where he helped lead the business to deliver significant long-term structural cost reductions while navigating unprecedented industry volatility. Prior to Goodyear, he held leadership roles with Andeavor (formerly Tesoro and now part of Marathon Petroleum Corporation) overseeing business planning and analysis as well as treasury and credit.

“I’m delighted to join KAR at such a momentous time in the company’s transformation, and deeply admire the company’s clarity of vision and purpose,” said Brad Lakhia, EVP and CFO of KAR. “KAR has an unbeatable combination of strategy, products and offerings, and is well-positioned to create and capture new opportunities. I look forward to working with the team to further accelerate growth and enhance value for both our customers and stockholders.”

Lakhia holds a bachelor of science degree in accounting from The Ohio State University, a master of business administration in finance from Case Western Reserve University, and is a non-practicing CPA. He will be based at KAR Global headquarters in Carmel, Indiana.

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KAR Media Inquiries:	KAR Analyst Inquiries:
Laurie Dippold	Mike Eliason
(317) 468-3900	(317) 249-4559
laurie.dippold@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated marketplaces reduce risk, improve transparency and streamline transactions for customers around the globe. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Europe, Uruguay and the Philippines. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.